                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

         This PURCHASE AND SALE AGREEMENT (the "Agreement"), is made and entered into as of the 25 day of June, 1997, by and among PROSERV, INC., a Delaware corporation ("ProServ"), PROSERV TELEVISION, INC., a Delaware corporation ("TV", and collectively with ProServ, the "Companies"), DONALD L. DELL, an individual residing at 12200 Stoney Creek Road, Potomac, Maryland 20854 (the "Seller"), and THE MARQUEE GROUP, INC., a Delaware corporation (the "Buyer");

         WHEREAS, the Seller owns beneficially and of record 880 shares of voting common stock of ProServ (the "ProServ Common") representing 82.24% of the voting common stock of ProServ on a fully-diluted basis (exclusive of the Foreign Company Shares (as defined below)), 600 shares of non-voting preferred stock of ProServ (the "ProServ Preferred") representing 100% of the preferred stock of ProServ, and 510 shares of voting common stock of TV (the "TV Common") representing 51% of the capital stock of TV (collectively, the "Shares"); and

         WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the Shares;

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE
                               -----------------

         1.1 Purchase and Sale of Shares of the Companies. On the Closing Date (as defined in Section 3.1), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the

Shares for the Purchase Price (as defined in Section 2.1) specified herein. At the Closing (as defined in Section 3.1), the Seller shall deliver to the Buyer certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by the Seller pursuant hereto, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and the Buyer shall deliver to the Seller the Purchase Price.


                                   ARTICLE 2
                                 CONSIDERATION
                                 -------------

         2.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the Shares shall be (i) SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00) (the "Consideration Cash") and (ii) 225,000 shares of the Buyer's Class A Common Stock as constituted on the date hereof (adjusted for any stock splits, reverse stock splits, stock dividends and the like occurring prior to the Closing) (the "Consideration Stock").

         2.2 Payment.

             (a) At the Closing, the Buyer shall pay to the Seller the Consideration Cash, less the Cash Deposit (as defined below) and any investment earnings (as described below) earned thereon held by the Escrow Agent (as defined below) pursuant to the Escrow Agreement (as defined below), and the Consideration Stock. Payment shall be made by wire transfer in immediately available funds in accordance with the instructions of the Seller. At the Closing, the parties to this Agreement shall direct the Escrow Agent to deliver the Cash Deposit to the Seller together with investment earnings on the Cash Deposit.

             (b) The Seller may, at his sole discretion, elect to receive at the Closing (i) the entire amount of the Consideration Cash, which includes FIVE MILLION DOLLARS ($5,000,000.00) in immediately available funds and the Cash Deposit, together with any investment earnings which shall be applied against the $5,000,000.00, pursuant to the Escrow Agreement or (ii) a promissory note (the "Promissory Note") in the amount of THREE MILLION DOLLARS ($3,000,000.00), payable on January 2, 1998, and secured by an irrevocable standby letter of credit reasonably satisfactory to the Seller issued by a nationally recognized bank having assets in excess of ONE BILLION DOLLARS ($1,000,000,000.00), cash in the amount of TWO MILLION DOLLARS ($2,000,000.00) in immediately available funds, and the Cash Deposit, together with any investment earnings which shall be applied against the $2,000,000.00, pursuant to the Escrow Agreement. In the event that the Seller elects to receive at the Closing the Promissory Note as a portion of the Consideration Cash, the Seller shall provide the Buyer with a written notice at least five
(5) days prior to the Closing Date of such election.

         2.3 Escrow Account.

             (a) On the date of this Agreement, the Buyer shall deposit the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) by wire transfer in immediately available funds into an escrow account (the "Cash Deposit") with an escrow agent (the "Escrow Agent") selected by the Seller which may be a bank with capital and surplus of not less than ONE BILLION DOLLARS ($1,000,000,000.00) or an accounting, brokerage, or law firm of not less than fifty (50) professionals (the "Escrow Agent"). The Cash Deposit shall be held in escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement") among the parties to this Agreement and the Escrow Agent in the form attached hereto as Exhibit A. The Cash Deposit shall be invested by the Escrow Agent in obligations issued by or guaranteed by the full faith and credit of the United States government and having maturity terms consistent with the closing terms herein .

             (b) If the Closing (as defined below) has not occurred on or prior to August 15, 1997, and if at that time the Buyer wishes to extend the deadline for the Closing as set forth in Article 3 from September 15, 1997, to October 15, 1997, then the Buyer shall, in consideration thereof, not later than the close of regular business on August 15, 1997 (i) deposit with the Escrow Agent in immediately available funds an additional FIVE HUNDRED THOUSAND DOLLARS ($500,000), which amount shall thereafter be considered for all purposes as part of the Cash Deposit, and (ii) deliver prompt written notice of such additional deposit to the Seller.

             (c) In the event that the Buyer fails to close timely the transactions contemplated herein pursuant to Article 3 (time being of the essence for these purposes)for any reason other than due to a failure by the Seller or the Companies to satisfy any material condition precedent contained in Article 12, the Seller shall have the option to receive the Cash Deposit, together with any investment earnings, as liquidated damages. In addition, the Seller shall be indemnified and held harmless by the Buyer for all demands, claims, actions, suits, proceedings, costs, losses, damages, liabilities and expenses related to (i) legal fees and expenses incurred by the Seller in negotiating and documenting the transactions contemplated in this Agreement and all agreements referred to herein (including the Employment Agreement and the Registration Rights Agreement) and (ii) legal fees and expenses, if any, incurred in collecting the Cash Deposit, together with any investment earnings, arising out of such failure to close by the Buyer as specified in Article 3.

             (d) In the event that the Buyer fails to close the transactions contemplated herein pursuant to Article 3 because of the failure by the Seller or the Companies to satisfy any material condition precedent contained in
Article 12, the Cash Deposit, together with any investment earnings, shall be returned to the Buyer.

         2.4 Stock Legend. In addition to any legend imposed by applicable state securities laws, or the certificate of incorporation of the Buyer, all stock issued by Buyer pursuant to this Agreement shall bear a restrictive legend stating substantially as follows; provided, however, that Buyer will, or will cause its transfer agent to, remove such part (or all) of such legend from each certificate representing stock issued pursuant to this Agreement promptly following the elimination of the restriction referenced thereby :

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE

             SECURITIES ACT OF 1933 OR THE OPINION OF COUNSEL TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN HOLDING PERIODS, "CALL" AND "PUT" PROVISIONS SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT BY AND AMONG PROSERV, INC., PROSERV TELEVISION, INC., DONALD L. DELL, AND THE MARQUEE GROUP, INC., DATED AS OF JUNE 25, 1997 (THE "AGREEMENT").


                                   ARTICLE 3
                                    CLOSING
                                    -------

         3.1 Closing. Except as otherwise mutually agreed upon by the Seller and the Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur no later than September 15, 1997; provided, however, that upon compliance by the Buyer with the provisions of Section 2.3(b), the Buyer may extend such date to not later than October 15, 1997. The date on which the Closing actually occurs and the transactions contemplated herein become effective is hereinafter referred to as the "Closing Date."

             The Closing shall be held at the Buyer's offices in New York City or at such other place in New York City as the Buyer shall designate on a date prior to the applicable deadline selected by the Buyer, subject to the reasonable consent of the Seller.

                                   ARTICLE 4
                             GOVERNMENTAL CONSENTS
                             ---------------------

         4.1 The Companies have all governmental consents necessary for the transactions contemplated in this Agreement and for the conduct of business by the Companies in the manner in which it is presently being conducted except where the absence of such consent would not have a material adverse effect on the Company or its Subsidiaries ("Material Adverse Effect") or prevent or prohibit the transactions contemplated in this Agreement..


                                   ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLER
         --------------------------------------------------------------

             Each of the Companies (in each case, the "Company") together with the Seller, hereby represent and warrant to the Buyer as follows. As used in this Article, the phrase "to the Companies' knowledge" shall include only what is (or, with the exercise of reasonable diligence of such persons in the conduct of their respective offices, should be) known by any of the following persons: the Seller, William Allard, Jeff Knapple, Ivan Blumberg, Stephanie Vardavas, Douglas Porter and (as to TV only) Dennis Spencer.

         5.1 Corporate Organization.

             (a) Schedule 5.1 of the Disclosure Schedule sets forth the name and jurisdiction of the Company and its direct and indirect subsidiaries, (the "Subsidiaries"). Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect. Except as set forth in Schedule 5.1 of the Disclosure Schedule, all of the issued and outstanding capital stock of each Subsidiary of the Company is owned, directly or indirectly, by the

Company free and clear of any liens, claims, charges, options, rights of first refusal, pledges, security interests, mortgages, indentures, or other encumbrances or third party rights of any kind, written or oral, and is validly issued, fully paid and nonassessable.

             (b) Schedule 5.1 of the Disclosure Schedule contains a complete and correct Certificate of Incorporation and By-Laws of the Company and of each of its Subsidiaries other than ProServ Financial Services, Inc., which is currently a shell corporation.

         5.2 Capitalization. The authorized capital stock of the Company is as set forth on Schedule 5.2 of the Disclosure Schedule. All issued and outstanding shares of the Company are duly authorized, validly issued and outstanding, fully paid and nonassessable and not subject to any unwaived preemptive or appraisal rights. Other than as set forth on Schedule 5.2, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of the Company or any securities convertible into, or other rights to acquire, any of the capital stock of the Company; or (ii) obligates the Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. No person has any right to require the Company to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"); or (iv) grants to any person or entity the right to receive from any of the Companies any payment, whether in securities, cash, or kind, the amount of which payment is a function of the value of any class of the stock of the Company. Schedule 5.2 sets forth the name and address of each holder of the stock of the Company and the class of such securities and the number of such securities held by such holder. In addition, Schedule 5.2 sets forth a list of the agreements between the holders of the stock of the Company relating to such stock, and a copy of each such shareholder agreement, if any, is attached to Schedule 5.2.

         5.3 Subsidiaries of the Company. Except as set forth in Schedule 5.1 or 5.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization.

         5.4 Authorization. The Company has full power and authority to enter into this Agreement and (subject to the approval of transactions contemplated herein by the Seller of the Company in accordance with applicable law) to carry out the transactions contemplated herein. The Board of Directors and shareholders of the Company holding a majority in interest of the voting stock thereof have approved this Agreement and the transactions contemplated herein, and have authorized the execution and delivery of this Agreement, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement is a legal, valid and binding obligation of the Buyer) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         5.5 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (with or without notice or the passage of time, or both): (a) violate any provision of the Certificate of Incorporation or By-Laws of the Company or of any Subsidiary; (b) except as set forth in Schedule 5.5 of the Disclosure Schedule, violate, conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of, or result in the creation or imposition of any lien upon the properties or assets of the Company or any of its Subsidiaries pursuant to the provisions of, any agreement, lease, document, instrument, debt or obligation to which the Company or any of its Subsidiaries is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries has received notice that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of the Company or any of its Subsidiaries.

         5.6 Permits; Compliance. Except as set forth in Schedule 5.6 of the Disclosure

Schedule, each Company and its Subsidiaries (i) is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits") except where the absence of such Company Permits would not have a Material Adverse Effect, and (ii) there is no action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its Subsidiaries is in violation, which violation would have a Material Adverse Effect, of (a) any law applicable to the Company or any of its Subsidiaries or which any of their respective properties is bound by or subject to or (b) any of the Company Permits, and neither the Company nor any of their Subsidiaries has received notice with respect to any such violation. The Company has provided the Buyer with copies of any currently pending written notifications which any of its Subsidiaries has received from any governmental entity with respect to violations of applicable laws.

         5.7 Reports and Financial Statements. Schedule 5.7 of the Disclosure Schedule contains true and complete copies of the Company's (i) Audited Balance Sheet and Income Statement for the years ended December 31, 1994 and December 31, 1995 (ii) unaudited balance sheet and income statements for the year ended December 31, 1996, and (iii) internally prepared unaudited quarterly combined financial statements for the period ending March 31, 1997 (collectively, the "Financial Statements"). Within seven (7) calendar days following the date hereof, ProServ will add to Schedule 5.7 of the Disclosure Schedule Audited Balance Sheets and Income Statements for the year ended December 31, 1996, which statements will not reflect any material difference from the unaudited statements for such year except as agreed to by the Buyer, and which statements shall thereafter be considered for all purposes as part of the Financial Statements. The Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and/or its Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to the absence of footnotes thereto, normal year-end audit adjustments and any other adjustments described therein which would not have a Material Adverse Effect. The Company has delivered to the Buyer copies of all the management letters from the Company's independent auditors to the Company's Board of Directors or officers regarding accounting and procedures or other matters concerning the financial operations of the Company during the past five (5) years.

         5.8 Absence of Certain Changes or Events. Except as disclosed in
Schedule 5.8 of the Disclosure Schedule or as permitted after the date hereof pursuant to Section 9.1, since April 30, 1997, the Company and its Subsidiaries have conducted their respective businesses only in a manner consistent with usual and customary industry practice and there has not been: (i) any material adverse change in the business, operations or financial conditions of the Company or any of its Subsidiaries; provided, however that operating losses in the ordinary course of business shall not in of themselves be deemed to be a material adverse change or to have a Material Adverse Effect; (ii) any entry into any commitment or transaction expected to provide revenues to or obligations of the Companies in excess of $100,000 (including, without limitation, any borrowing or capital expenditures); (iii) any material damage, destruction or loss (not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries involving cost or loss (not covered by insurance) in excess of $100,000 in the aggregate; (iv) any change by the Company or its Subsidiaries in their accounting methods, principles or practices (except as required to remain in compliance with GAAP); (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Stock or the shares of Stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any Subsidiary; (vi) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its Subsidiaries; (vii) any disposition of any property of the Company or any Subsidiary with fair market value in excess of $100,000; (viii) any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or a material debt owed to it; (ix) any notice, written or oral, to the Company materially adversely modifying any relationship and/or failure to renew any representation or production agreements with projected revenues or obligations in excess of $100,000 or (x) any agreement or commitment by the Company or any of its Subsidiaries to do all of the foregoing.

         5.9 Undisclosed Liabilities. Except as set forth in Schedule 5.9 of the Disclosure Schedule, the Company and its Subsidiaries have no non-contingent indebtedness, liabilities or obligations which would be required to be reflected on a balance sheet or the footnotes thereto in accordance with GAAP including those to any Stockholder or any affiliate of any Stockholder (as such term is defined in Rule 144 under the Securities Act) except indebtedness, liabilities and obligations: (a) reflected or reserved against on the balance sheet of the Company and its Subsidiaries for the four (4) months ended April 30, 1997 (the "Balance Sheet"), including the notes thereto; or (b) incurred since the date of the Balance Sheet consistent with usual and customary industry practice.

         5.10 Title to Properties. Except as set forth in Schedule 5.10 of the Disclosure Schedule, the Company or one or more of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of their properties and assets (real, personal or mixed), including without limitation, all of their properties and assets, reflected on the Balance Sheet or acquired since the date of the Balance Sheet, except for properties and assets sold or disposed of since the date of the Balance Sheet consistent with usual and customary industry practice. The properties and assets to be held by the Companies and their respective Subsidiaries are all such properties and assets used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

         5.11 Real Property.

              (a) The Company and its Subsidiaries own no real property in fee.

Schedule 5.11 of the Disclosure Schedule contains a list and brief description of all real property leased by the Company and its Subsidiaries (including a brief description of the use to which such property is being employed and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options) (the "Real Property"). Schedule 5.11 of the Disclosure Schedule also lists all title insurance policies with respect to the Real Property leased by the Company and its Subsidiaries and all guarantees of such leases given by the Company and its Subsidiaries or any other person or entity. Complete and correct copies of all such leases, title insurance policies and guarantees have been delivered by the Company to the Buyer as of the date hereof;

              (b) Schedule 5.11(b) of the Disclosure Schedule includes evidence of cancellation/termination of the lease agreement for ProServ's European office located at 20 Rue de Billancourt, Boulogne-Billancourt, Paris, France. No landlord has asserted any claim arising from such cancellation/termination, and no notice of default or breach on the part of the Company has been received by the Company or its Subsidiaries or their respective agents from the landlord thereunder;

              (c) Neither the Company nor any Subsidiary has received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

              (d) Except as otherwise noted on Schedule 5.11, (a) the leases described on Schedule 5.11 (d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession, (b) no landlord has asserted any claim which would in any way affect the relevant tenant's right of use, possession or occupancy, (c) there are no pending summary proceedings or other legal actions for eviction of any such tenant, (d) no notice of default or breach on the part of the tenant under any of the leases has been received by the Company or its Subsidiaries or their respective agents from the landlord thereunder, (e) all decorating, repairs, alterations and other work required to be performed by the tenant under each of the leases has been performed, and (f) except as set forth in Schedule 5.22 of the Disclosure Schedule, no consent is necessary from any of the landlords with regard to the transactions contemplated in this Agreement. No landlord under any of the leases has any right or option to terminate the lease for any reason other than a default thereunder by the applicable tenant of the Real Property and no landlord has a "put" option with regard to any such Real Property. The copies of the leases delivered to the Buyer together with all other agreements disclosed hereunder constitute the sole agreements binding upon the Company with respect to the Real Property. The rents set forth in Schedule 5.11(d) of the Disclosure Schedule are the actual rents, income and charges presently being paid by the Company and its Subsidiaries under the leases. No security deposits have been paid by any tenants of the Real Property, except as set forth on Schedule 5.11(d) hereto;

              (e) Except as set forth on Schedule 5.11(e) of the Disclosure Schedule, there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which either the Company or its Subsidiaries are a party or any extension thereof.

              (f) To the Companies' knowledge all certificates, permits and licenses from any governmental authority having jurisdiction over the Real Property that are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, the Companies have received no notice of any pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; to the Companies' knowledge no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

              (g) The Company has received no notice of any violation of any restriction, condition or agreement contained in any instrument affecting the Real Property and the Companies have received no notices of default from any third party who shall be benefited by any such restriction, condition or agreements;

              (h) There are no charges, complaints, actions, proceedings or investigations pending or (to the actual knowledge of the Companies) threatened against or involving the Company or any of its Subsidiaries with respect to the Real Property;

              (i) The Companies and their respective Subsidiaries have not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

              (j) There are no, and on the Closing Date there will be no, mechanics', materialmen's or similar liens against the Real Property or any portion thereof arising by, through or under the Company or any Subsidiary, except for work performed with the prior written consent of the Buyer;

              (k) The Companies have received no notice of any violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property;

              (l) Each of the Companies and their respective Subsidiaries is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. At the Closing, each of the Company and its Subsidiaries shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2);

              (m) Each of the Company and its Subsidiaries has no actual knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has, or may become a lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real Property, or any part thereof; and

              (n) To the Companies' knowledge, the Real Property is satisfactory for its current use by the Company and the Subsidiaries, as appropriate.

         5.12 Personal Property. All of the personal property located at the Real Property constitutes all of the material tangible personal property and assets owned or held by the Company and its Subsidiaries (the "Personal Property"). Except as disclosed in Schedule 5.12 of the Disclosure Schedule, and except as may be subject to lease agreements or purchase money liens of the Company and the Subsidiaries, the Companies own and have, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be acquired by the Buyer hereunder), and none of such property is, or on the

Closing Date will be, subject to any encumbrance other than as set forth in the Disclosure Schedule or the Financial Statements. The Personal Property include all such properties used and necessary to conduct in all material respects the business and operations of the Company and its Subsidiaries as it is presently conducted.

         5.13 RESERVE

         5.14 Insurance. Schedule 5.14 of the Disclosure Schedule sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

              (a) the name, address, and telephone number of the agent;

              (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

              (c) the policy number and the period of coverage;

With respect to each such insurance policy, the Company has not received any pending notice of any default (including with respect to the payment of premiums or the giving of notices), under the policy, and no party to the policy has repudiated any provision thereof. To the Companies' knowledge, the Company and its Subsidiaries have been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         5.15 Employee Benefits. Except as provided on Schedule 5.15 of the Disclosure Schedule, the Company and its Subsidiaries have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Company and its Subsidiaries have substantially complied with and are not knowingly in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable (other than for the current payroll period) for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the Companies' knowledge, threatened against the Company or its Subsidiaries before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. The Company and its Subsidiaries have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Company or its Subsidiaries and any of its employees.

         5.16 Employees. Schedule 5.16 of the Disclosure Schedule sets forth a true and complete list of all employees of the Company and its Subsidiaries, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.16 of the Disclosure Schedule, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits due or accrued, nor liability for withheld or deducted amounts from Employees earnings for the period ending on the Closing Date. Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.

         5.17 Environment, Health and Safety. Except as otherwise disclosed in the reports and other documentation described in Schedule 5.17 hereof to the Companies' knowledge there are no actions, suits, claims, or proceedings relating to a violation or non-compliance with any existing federal, state, or local environmental statute, regulation, ordinance, or other environmental regulatory requirement, whether relating to air, water, land or otherwise (collectively, "Applicable Environmental Laws) pending which may affect the Real Property, or with respect to the disposal, discharge or release of Hazardous Substances, hazardous wastes or contaminants at or from or onto the Real Property. As used herein, "Hazardous Substances" shall mean any hazardous materials, hazardous waste, hazardous and toxic substances, pollutants and contaminants, as those terms are defined by any Applicable Environmental Laws.

         5.18 Intellectual Property.

              (a) The Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, ("Intellectual Property"), necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company and its Subsidiaries is owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. The Company and its Subsidiaries have taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

              (b) Except to the extent set forth on Schedule 5.18(b) of the Disclosure Schedule, to the Companies' knowledge, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any currently pending charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Companies knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any

Intellectual Property rights of the Company or its Subsidiaries.

         5.19 Contracts. Schedule 5.19 of the Disclosure Schedule lists the following contracts and other agreements to which either the Company or its Subsidiaries are a party as of the date hereof:

              (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum or a term of more than one (1) year;

              (b) any agent representation agreement, personal service agreement, and such other agreements related to agent representation services and/or management of athletes services;

              (c) any partnership or joint venture agreement;

              (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000, or under which it has imposed a security interest on any material portion of its assets, tangible or intangible;

              (e) any agreement concerning confidentiality or Noncompetition;

              (f) any agreement with any of the stockholders or their affiliates (as such term is defined in Rule 144 of the Securities Act) (exclusive of employment agreements);

              (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

              (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than agreements which are terminable without causing a Material Adverse Effect);

              (i) any agreement under which the consequences of a default or termination would have a Material Adverse Effect; or

              (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

The Company has delivered or made available to the Buyer a correct and complete copy of each written agreement listed in Schedule 5.19 of the Disclosure Schedule and a summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.19. Except as set forth in Schedule 5.19 of the Disclosure Schedule, with respect to each such agreement to the Companies knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         5.20 Taxes.

              (a) Except as otherwise disclosed in Schedule 5.20 of the Disclosure Schedule: The Company has filed and has furnished or made available to the Buyer (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed prior to the Effective Date. From 1992 through the Effective Date, the Company and the Subsidiaries filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is the Company. All such Tax Returns were true and correct in all material respects. The Company and each of the Subsidiaries has paid all Taxes shown to be due on such Tax Returns, and has made appropriate provisions in the Balance Sheet for any Taxes not yet due, or which are being contested in good faith. The Company and each of the Subsidiaries has disclosed on all Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign law. The Company and each of the Subsidiaries has withheld and paid over to the appropriate Governmental Authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company and each of the Subsidiaries has made all payments of estimated Taxes required to be made under federal, state, local or foreign law. All tax deficiencies asserted or assessed against the Company and each of the Subsidiaries have been paid or finally settled. Neither the Company nor any of the Subsidiaries expects any federal, state, local or foreign taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. No claims have ever been made by any tax authority in a jurisdiction where the Company and each of the Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency which waiver or extension remains in effect as of the date hereof. There is no pending or, to the Companies' knowledge, threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes. There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority. Any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported to a state, local, or foreign taxing authority has been reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by the Company or any of the Subsidiaries, and is currently in force, with respect to any matter relating to Taxes. There are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

              (b) Except as otherwise disclosed in Section 5.20 of the Disclosure Schedule: Neither the Company nor any of the Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of the Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). No excess loss account (within the meaning of Treas. Reg. ss. 1.1502-19) exists with respect to any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has, or will have, as of the Closing Date, any deferred gain or loss arising from deferred intercompany transactions within the meaning of Treas. Reg. ss. 1.1502-13. Neither the Company nor any of the

Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code. Neither the Company nor any of the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any taxing authority considering such change in accounting method. Neither the Company nor any of the Subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method. Neither the Company nor any of the Subsidiaries is a party to any interest rate swap, currency swap or similar transaction. The net operating loss and other carryovers available to the Company and each of the Subsidiaries as of the most recent practicable date will be set forth in Section 5.20(b) of the Disclosure Schedule. As of the Closing Date, the ability of the Company and each of the Subsidiaries to use their net operating losses and carryovers will not have been affected by Sections 382, 383 or 384 of the Code or by the SRLY or CRCO limitations of Treas. Reg. ss.ss. 1.1502-21 or 1.1502-22. Neither the Company nor any of the Subsidiaries owns any interest in an entity which is characterized as a partnership for U.S. federal income tax purposes. Neither the Company nor any of the Subsidiaries would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date. As of the Closing Date, neither the Company nor any of the Subsidiaries will have sustained an "overall foreign loss" within the meaning of Section 904(f) of the Code. As of the Closing Date, neither the Company nor any of the Subsidiaries will have any "non-recapture net section 1231 losses" within the meaning of Section 1231(c) of the Code. No election under Section 1504(d) of the Code has been made with respect to the Company or any of the Subsidiaries.

              (c) The Seller covenants and agrees to pay and bear any risk with respect to any Tax liability to any French governmental entity arising with respect to the operations of the Company or any of the Subsidiaries in France during calendar year 1996.

              (d) The Company represents that it will implement a plan of cost reduction and management as described in the letter from Robert M. Gutkowski to Donald L. Dell, dated June

25, 1997.

              (e) For purposes of this Section 5.20, the following terms will have the following meanings:

                  (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether imposed on the Company or any of the Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and customs duties.

                  (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax.

         5.21 Litigation. Except as set forth in Schedule 5.21 of the Disclosure Schedule, there are no lawsuits, claims, actions, administrative hearings, arbitration or other proceedings or governmental investigations or inquiries (a) pending or, to the actual knowledge of the Company threatened, against or involving the Company or any of its Subsidiaries or any property or rights of the Company or any of its Subsidiaries, nor is there any order, judgment, injunction or decree of any court, governmental agency or arbitrator outstanding against the Company or any of its Subsidiaries, or (b) pending or, to the actual knowledge of the Company threatened, against the Company or any of its Subsidiaries which challenge the validity or propriety of this Agreement or the transactions contemplated herein, and the Company has received no notice of any complaints with respect to the Company or its Subsidiaries which have been filed with any consumer protection agency.

         5.22 Consents. No consent or approval under any agreement entered into by the

Company is required in connection with the execution, delivery or performance by the Company of this Agreement or in connection with the transactions contemplated hereby, which the failure to obtain or make, either individually or in the aggregate with all other such failures, could reasonably be expected to (a) have a Material Adverse Effect on the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole, or
(b) prevent the Company from consummating the transactions contemplated hereby.

         5.23 Affiliate Transactions. Except as set forth on Schedule 5.23 hereof, none of the officers or directors, or individuals related to any of them by blood or marriage, or, to the best knowledge of the Company or its Subsidiaries, none of its other employees, including the Seller, is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving the Company or its Subsidiaries or any assets used in the operation of the Company or its Subsidiaries including, without limitation, any arrangement (other than for services in the ordinary course of business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any mortgage, security interest, pledge or other encumbrance from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such person.

         5.24 Broker's and Finder's Fees. The Company has not retained any broker or finder or other person in connection with transactions contemplated hereby.

         5.25 Foreign Company. The Seller has delivered or made available to the Buyer true and correct copies of each agreement related to the Foreign Company Shares including a copy of the agreements under which 250 shares of voting common stock of ProServ (the "Foreign Company Shares") were bought by a foreign company (the "Foreign Company"). These agreements represent all of the agreements between the buyers of the Foreign Company Shares and the Company regarding the purchase of the Foreign Company Shares.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller represents and warrants to the Buyer as follows:

         6.1 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller, is a natural person, is over 21 years of age and has not had a legal representative, appointed by a court of law or otherwise, act in his behalf or with respect to any of his property. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental entity in order to consummate the transactions contemplated by this Agreement.

         6.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party, by which he is bound or to which any of his assets are subject.

         6.3 Title to Shares. The Seller holds of record and owns beneficially the Shares of the Companies as set forth next to his name in Schedule 5.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), security interests, options, warrants, purchase rights, liens, contracts, commitments and equities ("Encumbrances"). The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Shares. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares. The Seller has not received any notice of any adverse claim to the ownership of the Shares, does not have any reason to know of any such adverse claim and is not aware of existing facts that would give rise to any adverse claim to the ownership of the Shares. The sale and delivery of the Shares to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Shares, free and clear of Encumbrances, other than Encumbrances created by the Buyer and restrictions on resales of the Shares under applicable securities laws.

         6.5 Accredited Investor. The Seller is a natural person whose individual net worth, or whose joint net worth with that person's spouse, exceeds $1,000,000. The Seller is a sophisticated investor by virtue of his education, training and/or numerous prior investments made on his or her behalf or through entities which he or she, alone or with others, controls. The Seller is knowledgeable and experienced in financial and business matters, and is capable of evaluating the merits and risks of an investment and of making an informed business decision.

         6.6 Investment Intention. The Seller is acquiring Consideration Stock for investment and not with a view to sell or distribute thereof in violation of any securities laws.

         6.7 Interest in Competing Business. Excluding the interests that the Seller has in the Companies and their Subsidiaries, the Seller does not have any interest of any type, directly or indirectly, in any business related to or involved with sports management, marketing, or production, or which is in any other manner competitive with the business of the Companies and their Subsidiaries.

         6.8 Receipt of Information. The Seller has received a copy of each of the following documents relating to the Buyer: (i) Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) Prospectus relating to the Buyer's initial public offering.


                                   ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

         The Buyer hereby represent and warrants to each of the Companies and the Seller as follows:

         7.1 Corporate Organization.

             (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and will be qualified at Closing to do business where the Companies do business and has the full power and authority to own the Shares, and to carry on the business of the Companies as now being conducted in the manner of and in the places in which such business is now being conducted.

             (b) The copies of the Certificate of Incorporation and By-Laws of the Buyer heretofore delivered to the Companies and the Seller are complete and correct copies of such instruments as presently in effect.

         7.2 Authorization. The Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of the Buyer has approved this Agreement and the transactions contemplated herein, and have authorized the execution and delivery of this Agreement, and no other corporate proceedings on the part of the Buyer are necessary to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming this Agreement is a legal, valid and binding obligation of the Companies and the Seller) constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

         7.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (with or without notice or the passage of time, or both): (a) violate any provision of the Certificate of Incorporation or By-Laws of the Buyer; (b) violate, conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of, or result in the creation or imposition of any lien upon the properties or assets of the Buyer pursuant to the provisions of, any agreement, lease, document, instrument, debt or obligation to which the Buyer is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Buyer is bound or to which the Buyer is subject. The Buyer has not received notice that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of the Buyer.

         7.4 Litigation. There are no lawsuits, claims, actions, administrative hearings, arbitration or other proceedings or governmental investigations or inquiries pending or, to the actual knowledge of the Buyer threatened, against or involving the Buyer or any property or rights of the Buyer, nor is there any order, judgment, injunction or decree of any court, governmental agency or arbitrator outstanding against the Buyer, and the Buyer has received no notice of any complaints with respect to the Buyer which have been filed with any consumer protection agency.

         7.5 Consents. Except for applicable requirements of (i) the Securities Act, and the rules and regulations of the SEC thereunder, (ii) the Securities Act of 1934 as amended and the rules and regulations of the SEC thereunder (the "Exchange Act"), (iii) state securities laws ("Blue Sky Laws") (iv) NASDAQ, and
(v) The Boston Stock Exchange, no consent, approval, authorization or order of (or registration or filing with) any court or governmental agency or body or other third party is required to be made or obtained by the Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or in connection with the transactions contemplated herein, which the failure to obtain or make could reasonably be expected to prevent the Buyer from consummating the transactions contemplated herein.

         7.6 Investment Intention. The Buyer is acquiring the Shares solely for its own account and not with the view to sell or distribute thereof in violation of any securities laws.

         7.7 Shareholder Consent. The Buyer has the authority to issue the Consideration Stock to the Seller without the requirement of any consents from shareholders of the Buyer, and the Consideration Stock is properly registered under the Exchange Act.

         7.8 Buyer's SEC Filings. The Buyer's SEC filings (i) conform in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading, in light of the circumstances under which they were made.

         7.9 Material Change of Buyer. There has been no material adverse change to the Buyer since the Buyer's most recent filing on form 10-Q that would require the filing of a report on Form 8-K or an amendment to any prior filing of the Buyer.

                                   ARTICLE 8
                     COVENANTS AND AGREEMENTS OF THE BUYER
                     -------------------------------------

         8.1 Closing. On the Closing Date, the Buyer shall purchase the Shares from the Seller as provided in Articles 1 and 2 hereof and shall deliver or cause to be delivered to the Seller the Consideration Cash and the Consideration Stock as provided in Article 2 hereof.

         8.2 Notification. The Buyer shall notify the Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer which challenges the transactions contemplated herein.

         8.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         8.4 Registration Statement for Registering of Stock. The Buyer shall enter into a registration rights agreement (the "Registration Rights Agreement") with the Seller, whereby the Buyer undertakes to register the resale of the Consideration Stock pursuant to the Registration Rights Agreement, in the form attached hereto as Exhibit B.

         8.5 Compliance with Laws. The Buyer shall, and shall cause its subsidiaries to, and the Buyer and its subsidiaries shall, operate the Buyer and its subsidiaries in all material respects in accordance with all laws, regulations, rules and orders.

         8.6 SEC Filings and Press Releases. The Buyer shall promptly deliver copies to the Seller and his counsel of all SEC filings and press releases of the Buyer issued subsequent to the date hereof.

         8.7 Negotiations with Foreign Company and Key Executives. The Buyer shall enter into prompt, good faith negotiations with (i) the Foreign Company to purchase its shares as provided herein and (ii) William Allard, Ivan Blumberg, and Jeffrey Knapple (collectively, the "Key Executives") to enter into employment agreements and to acquire all of their stock and stock equivalents in the Companies, in whatever form held and without regard to any otherwise applicable vesting or payment provisions, at a price per share that is equal to (and in the same form of consideration as) the price per share being paid to Seller for his ProServ Common as determined in accordance with the allocation provisions of the next sentence, provided, however, that with respect to 50 stock equivalents held by Allard and 20 stock equivalents held by Knapple in the form of stock options, such price per share shall be reduced by the exercise price therefor equal to $2,585 per stock equivalent. Solely for purposes of this Section 8.7, (i) the aggregate Purchase Price to the Seller shall be deemed to equal $8,600,000; (ii) the portion of the Purchase Price allocated to the ProServ Preferred shall be $600,000; (iii) the portion of the Purchase Price allocated to the Seller's 51% interest in the TV Common shall be equal to the product of (A) 51% and (B) a value for TV to be determined by good faith negotiations between the Buyer and the Seller, provided, however, that in the event that the Buyer and the Seller do not agree within five (5) business days after the date hereof on the value of 100% of the stock of TV, ProServ shall engage a reasonably acceptable independent entity to perform such valuation, subject to the reasonable review of such entity's procedures by the

Buyer's auditors; and (iv) the balance of the Purchase Price shall be divided by 880 to determine the price per share being paid to the Seller for his ProServ Common, enabling the Buyer to make offers to the Key Executives for their stock and stock equivalent interests in ProServ.

         8.8 Releases. The Buyer shall cause the release of the Seller's guarantees as described in Section 12.6.

                                   ARTICLE 9
            COVENANTS AND AGREEMENTS OF THE SELLER AND THE COMPANIES
            --------------------------------------------------------

         9.1 Pre-Closing Covenants. The Seller and the Companies covenant and agree that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, they shall act in accordance with the following:

             (a) The Seller shall, and shall cause the Companies to, and the Companies shall, conduct their business and operations in the ordinary and prudent course of business consistent with customary and industry standards and with the intent of preserving the ongoing operations and assets of the Companies.

             (b) The Seller shall, and shall cause the Companies to, and the Companies shall, use their commercially reasonable efforts to preserve the operation of the Companies intact and to preserve the business of the Companies' clients, suppliers and others having business relations with the Companies and continue to conduct the financial operations of the Companies, including its credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Companies.

             (c) The Seller shall, and shall cause the Companies to, and the Companies shall, operate the Companies in accordance with all laws, regulations, rules and orders.

             (d) The Seller shall not, and shall prevent the Companies from, and the Companies shall not (i) acquire, sell or dispose of, commit to sell or dispose of, or encumber or mortgage any of the Companies's assets except in the ordinary course of business; (ii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document which would affect the Companies or the Seller after the Closing in excess of $100,000; (iii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Companies; (iv) grant or agree to grant any specific bonus or increase to any executive or management employee of the Companies; (v) provide for any new pension, retirement or other employment benefits for employees of the Companies or any increases in any existing benefits; (vi) enter into any new agreement which would bind the Companies after the Closing which agreement is expected to cause revenues or obligations to or from the Companies in excess of $100,000; (vii) amend its Certificate of Incorporation or By-Laws; (viii) change the number of authorized shares of its capital stock; (ix) split or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock; (x) undertake any debt of the Companies for borrowed money in addition to the debt of the Companies as described in Schedules 5.7 and 5.9 of the Disclosure Schedule or pursuant to existing lines of credit in the ordinary course of business; or (xi) make or commit to make any distribution from the Company to TV, in each case, except as otherwise separately agreed to by the Seller, the Companies, and the Buyer. Notwithstanding anything to the contrary previously set forth in this Section 9.1(d): (y) the Companies may enter into any waiver, release, grant, transfer, modifications or change provided for in clause (ii) of this Section 9.1(d) and enter into any new agreement provided for in clause (vi) of this Section 9.1(d), in each case in excess of $100,000 in revenues or obligations of the Companies, taken as a whole, in the ordinary course of the Companies' business without separate agreement of the Buyer if the Buyer or any subsidiary or affiliate of the Buyer is or is likely to be a competitor of the Companies for such particular business; and (z) where any of the Companies seeks the agreement of the Buyer as to any of the matters described in Section 9.1(d): (1) the Company shall provide to the Buyer such information relating thereto as a reasonable person would consider necessary or appropriate in order to reach an informed decision, which information shall be subject to all confidentiality restrictions set forth in Section 10.2; (2) the Buyer shall respond to such request by the third
(3rd) business day after its receipt thereof, with the absence of a timely response from the Buyer being deemed to be its agreement to such request; and
(3) the Buyer's agreement shall not be unreasonably withheld or conditioned, such determinations to be made solely from the perspective of the Companies without regard to any effect (positive or negative, direct or indirect) on the Buyer or any of its subsidiaries or affiliates. .

             (e) The Seller shall provide the Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 5 and Article 6 hereof or any of the Disclosure Schedules.

             (f) Following the execution of this Agreement, the Companies and the Seller shall give the Buyer and the Buyer's counsel, accountants, engineers and other representatives, full and reasonable access during normal business hours and upon reasonable notice to all of the Companies' personnel, properties, books, contracts, reports and records including financial information and tax returns, to all real estate, buildings and equipment, and to the Companies' employees in order that the Buyer may have full opportunity to make such investigation as it desires of the affairs of the Companies and to furnish the Buyer with information, and copies of all documents and agreements including but not limited to the representation or management of the Companies' clients financial and operating data and other information concerning the financial condition, results of operations and business of the Companies that the Buyer may reasonably request. The rights of the Buyer under this Section shall not be exercised in such a manner as to interfere with the business of the Seller or the Companies.

             (g) The Seller shall use his commercially reasonable efforts to assist the Buyer to enter into agreements with the remaining shareholders of the Companies, as such shareholders are identified in Schedule 5.2 of the Disclosure Schedule, for the purchase of their shares.

         9.2 Foreign Company Agreement. The Seller shall use his commercially reasonable efforts to cause, within ten (10) days of the execution of this Agreement, the holder of the Foreign Company Shares to enter into an agreement (the "Foreign Company Agreement") with the Buyer for the purchase of the Foreign Company Shares for a purchase price of $3,000,000.00, deliverable in immediately available funds on the Closing Date against the delivery of duly endorsed certificates for the Foreign Company Shares, free and clear of any Encumbrances, together with mutual releases to the Buyer on the Closing Date. The Foreign Company Agreement shall be, in form and substance, reasonably satisfactory to the Buyer. In no event will the failure of the Foreign Company to enter into the Foreign Company Agreement or to deliver the appropriate certificates or release to the Buyer at the Closing give rise to any liability on the part of the Seller or any of the Companies.

         9.3 "Lock-Up" Requirement If the Buyer effects the registration of the Consideration Stock through an underwritten transaction, and such underwriter shall so request, at the request of the Buyer, the Seller shall sign a "lock-up" letter with such underwriter restricting the Seller's transfer of the Consideration Stock pursuant to the terms of Section 9.9; provided, however, that the terms of such lock-up letter are not more severe than the transfer restrictions set forth in Section 9.9.

         9.4 Notification. The Seller and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Seller or the Companies which challenges the transactions contemplated herein.

         9.5 No Inconsistent Action. The Seller and the Companies shall take no action which is materially inconsistent with their obligations under this Agreement.

         9.6 Closing Covenants.

             (a) On the Closing Date, the Seller shall sell and deliver the Shares to the Buyer as provided in Articles 1 and 2 of this Agreement.

             (b) On the Closing Date, the Seller shall use his commercially reasonable efforts to cause the holder of the Foreign Company Shares to sell and deliver the Foreign Company Shares to the Buyer as provided in Section 9.2 of this Agreement; provided, however, that in no event shall the failure of the Foreign Company to do so give rise to any liability on the part of the Seller or any of the Companies.

         9.7 Closing of the Companies's Transfer Books. On the date hereof, the stock transfer books of the Companies shall be closed and no transfer of shares at the Companies' capital stock shall thereafter be made.

         9.8 Non-Solicitation. From and after the date hereof until the Closing, the Companies and the Seller shall not initiate or solicit any Competing Transaction (as defined below) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction, and the Companies and the Seller shall promptly notify the Buyer of all relevant terms of any such inquiries and proposals received by any of the Companies or the Seller and if such inquiry or proposal is in writing, the Companies or the Seller shall deliver or cause to be delivered to the Buyer a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Companies or the Seller (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of the Companies or the Seller's interest in the Companies, taken as a whole, in a single transaction or series of transactions; (iii) any offer (whether cash or securities) for 25% or more of the outstanding Shares of capital stock of the Companies owned by the Seller; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

         9.9 Restrictions on Transfer.

             (a) For a period of 27 months from the Closing Date, the Seller shall not: (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Consideration Stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Consideration Stock owned by the Stockholder, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Consideration Stock, in cash or otherwise. Notwithstanding the foregoing, (i) the restrictions contained in the foregoing sentence shall be automatically released for 50% of the Consideration Stock on the first anniversary of the Closing Date and (ii) the Seller may transfer the Consideration Stock by inter vivos gift or inheritance, in each case for no consideration; or by pledge; provided, however, that in each case the donee or pledgee agrees to be bound by the sale restrictions contained herein. Notwithstanding the restrictions contained in this Section 9.9, the holder of the Consideration Stock shall be entitled to (i) vote or otherwise exercise all of the governance rights associated with the ownership of the Consideration Stock, and (ii) receive all dividends and distributions on or with respect to the Consideration Stock.

Upon the expiration or termination of any of the restrictions contained in this
Section 9.9(a), the Buyer shall cause the removal of (or modify as appropriate) the restrictive legend on such stock at the request of the record holder.

             (b) In the event of a merger, consolidation, liquidation or the like of the Buyer pursuant to which all holders of the Buyer's Class A Common Stock are to receive consideration, then, notwithstanding the restrictions contained in this Section 9.9, any holder of the Consideration Stock shall be entitled to receive consideration on a pro rata basis with all other holders of the Buyer's Class A Common Stock, free and clear of any restrictions regarding the sale or disposition of the Consideration Stock and/or the proceeds so received, and Section 9.9(a) shall no longer apply.

             (c) In the event that any shareholder of the Buyer's Class A Common Stock unrelated to the holder of the Consideration Stock shall invite the tender of all or a portion of the Buyer's Class A Common Stock, and the holders of a majority of such shares shall tender such shares in response thereto, then, notwithstanding any restrictions contained in this Section 9.9, any holder of the Consideration Stock may tender his/her shares in accordance with the tender offer and shall be entitled to receive consideration from such tender offer on a pro rata basis with all other tendering shareholders of the Buyer's Class A Common Stock, free and clear of any restrictions regarding the sale or disposition of the Consideration Stock and/or such consideration, and
Section 9.9 (a) shall no longer apply.


                                   ARTICLE 10

                                JOINT COVENANTS
                                ---------------

         The Buyer, the Seller and the Companies covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their commercially reasonable best efforts to cure the event as expeditiously as possible.

         10.2 Confidentiality. The Buyer, the Seller and the Companies shall each keep confidential (y) the existence and terms of this Agreement and all agreements contemplated hereby and (z) all information obtained by it or them with respect to the other in connection with the negotiations preceding this Agreement, Buyer's due diligence with respect to the acquisition and any communications between the Buyer and any of the Seller or any of the Companies pursuant to Articles 8 or 9, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and any notes, memoranda, correspondence or other compilation, however recorded and in any medium, containing or referring to such information. Each of the Buyer and each Company shall use all commercially reasonable efforts to cause each of its employees, representatives, officers, directors, shareholders, agents and advisors to abide by this Section 10.2. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which
(i) is obtained through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Commission (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. This section shall survive the Closing and any termination of this Agreement.

         10.3 Cooperation. The Buyer, the Seller and the Companies shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a Material Adverse Effect upon it or any affiliated entity.


                                   ARTICLE 11
                       CONDITIONS OF CLOSING BY THE BUYER
                       ----------------------------------

         The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants.

              (a) All representations and warranties of the Companies and the Seller made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date; provided, however, that unless a failure of this condition has an adverse effect on the value of the Companies, taken as a whole, in excess of $400,000 or otherwise significantly diminish the future business prospects of the Companies, taken as a whole, such condition precedent shall be deemed satisfied.

              (b) All of the terms, covenants and conditions to be complied with and performed by the Companies and the Seller on or prior to Closing Date shall have been complied with or performed in all material respects; provided, however, that unless a failure of this condition has an adverse effect on the value of the Companies, taken as a whole, in excess of $400,000 or otherwise significantly diminish the future business prospects of the Companies, taken as a whole, such condition precedent shall be deemed satisfied..

              (c) The Buyer shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of each of the Companies and by the Seller, to the effect that their respective representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that each has complied with or performed all terms, covenants and conditions to be complied with or performed by him or it in all material respects on or prior to the Closing Date, in each case subject only to the exceptions as would be permitted under clauses (a) and (b) of this Section 11.1.

         11.2 Governmental Authorizations. Each of the Companies shall be the holder of all material licenses, permits and other authorizations listed in the Disclosure Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a Material Adverse Effect on the conduct of their business and operations. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely any material licenses, permits or other authorizations.

         11.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.4 Legal Opinion. Each of the Companies and the Seller shall have delivered to the Buyer a written opinion of its and their counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

         11.5 Delivery of Shares. On the Closing Date, the Buyer shall have received certificates representing the Shares.

         11.6 Delivery of Foreign Company Shares. On the Closing Date, the Buyer shall have received certificates representing the Foreign Company Shares.

         11.7 Resignations. On the Closing Date, the Buyer shall have received the resignations of all of the directors of the Companies.

         11.8 Insurance, Benefits and Seller's Employment Agreement. The Buyer shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of each of the Companies, to the effect that: (i) each of the Companies has canceled its 401K Plan and any other similar plan or program; (ii) each of the Companies has canceled its Split Money Insurance Plan with respect to the Seller, although it is acknowledged that the existing policies may be assigned; (iii) each of the Companies has canceled its Deferred Compensation Plan with respect to the Seller, although it is acknowledged that the existing policies may be assigned; and (iv) each of the Companies has terminated its employment agreement and any other similar arrangement with the Seller.


                                   ARTICLE 12
                      CONDITIONS OF CLOSING BY THE SELLER
                      -----------------------------------

         The obligations of the Seller hereunder are, at his option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1 Representations, Warranties and Covenants.

              (a) All representations and warranties of the Buyer shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              (b) All the terms, covenants and conditions to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

              (c) The Seller shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of the Buyer, to the effect that the representations and warranties of the Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that the Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         12.2 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.3 Legal Opinion. The Buyer shall have delivered to the Seller opinions of their corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

         12.4 Delivery of Consideration Stock and Consideration Cash. The Buyer shall have delivered or caused to be delivered to the Seller the Consideration Stock, the Consideration Cash, and if applicable, the Promissory Note, in accordance with the terms of Article 2 hereof.

         12.5 Employment Agreement. On the Closing Date, the Buyer shall have entered into an employment agreement with the Seller in the form attached hereto as Exhibit E and shall have tendered the initial grant of Stock Options (as defined in the employment agreement) for 40,000 shares of Class A Common Stock of the Buyer.

         12.6 Releases. All guarantees or any other personal undertaking of the Seller, as set forth in Exhibit F attached hereto, with respect to (a) any outstanding credit facilities or loans for the benefit of either ProServ or TV, or any of their subsidiaries, and (b) any settlement agreement must be released or indemnified to the reasonable satisfaction of the Seller. In addition, the Buyer shall cause the repayment of not less than 50% of the outstanding debt of ProServ allowed as of Closing pursuant to this Agreement so as to create a working capital line at least equal to the amount so repaid; provided, however, that the Buyer may, in lieu of providing such a working capital facility from an outside source, provide such a facility itself on terms, conditions and provisions (including security, all-in cost of funds and covenants no more onerous than those currently in effect at the Companies) as such debt is described in Schedules 5.7 and 5.9 of the Disclosure Schedule.

         12.7 Registration Rights Agreement. On the Closing Date, the Buyer shall have entered into a Registration Rights Agreement with the Seller as set forth in Exhibit B attached hereto.

         12.8 Board Resolutions On the Closing Date, the Buyer shall have delivered to the Seller certified resolutions of the Board indicating that the Seller has been appointed/elected as a director on the board of the Buyer.


                                   ARTICLE 13
                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

         13.1 Expenses. Except as set forth in Sections 2.3(b), 13.2 and 13.3 hereof, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         13.2 Transfer Taxes and Similar Charges. All costs of transferring the Shares in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by the Buyer and the Seller.

         13.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of which is required to the transactions contemplated hereby or is a condition of this Agreement shall be borne by the Seller.

                                   ARTICLE 14
                          COMMISSIONS OR FINDER'S FEE
                          ---------------------------

         14.1 Representation and Agreement to Indemnify. The parties hereto agree to indemnify, defend and hold each other harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' and other professionals' fees and disbursements) arising out of a claim by any person or entity based on any arrangement or agreement made or alleged to have been made by the Buyer, Seller or the Companies to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto.

                                   ARTICLE 15
                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

         15.1 The Seller' Documents. At the Closing, the Seller and the Companies shall deliver or cause to be delivered to the Buyer the following:

              (a) Certified resolutions of the Board of Directors of each of the Companies approving the execution and delivery of this Agreement and each of the other documents, and authorizing the consummation of the transactions contemplated hereby and thereby;

              (b) Certificates, dated the Closing Date, by each of the Companies and the Seller in the form described in Section 11.1(c) above;

              (c) Articles of Incorporation and Bylaws of each of the Companies certified by each of the Company's secretary as of the Closing Date to be true and accurate copies thereof;

              (d) The opinion letters, dated the Closing Date, referenced in Sections 11.4 above;

              (e) Certificates evidencing the Shares;

              (f) Governmental certificates showing that each of the Companies are duly incorporated and in good standing in the State of Delaware, dated not more than forty-five (45) calendar days before the Closing Date; and

              (g) Such additional information and material as the Buyer shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

         15.2 The Buyer's Documents. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

              (a) The Consideration Stock, the Consideration Cash, and if applicable, the Promissory Note, in accordance with Article 2 hereof.

              (b) A certificate, dated the Closing Date, by the Buyer in the form described in Section 12(c) above.

              (c) The opinion of the Buyer's corporate counsel, dated the Closing Date, to the effect set forth in Section 12.3;

              (d) Governmental certificates showing that the Buyer is duly incorporated and in good standing in the State of Delaware and is qualified as a foreign corporation in the State of New York, dated not more than forty-five
(45) calendar days before the Closing Date;

              (e) Certified resolutions of the Board of Directors of the Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

              (f) Certified resolutions of the Board of Directors of the Buyer appointing/electing the Seller to the Board of Directors;

              (g) The Employment Agreement set forth in Section 12.5;

              (h) The Registration Rights Agreement set forth in Section 8.4;
and

              (i) Such additional information and material as the Seller shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.


                                   ARTICLE 16
                                INDEMNIFICATION
                                ---------------

         16.1 The Seller's Indemnities.

              (a) The Seller hereby agrees to indemnify, defend and hold the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorney's and other professionals' fees and disbursements) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto and (ii) the operation of the Companies prior to the Closing; provided, however, that as a condition precedent hereto, the Buyer shall have delivered written notice of any such claim to Seller prior to the first anniversary of the Closing Date (or the second anniversary of the Closing Date solely with respect to any breach of Section 5.20 hereof).

              (b) The Seller hereby further agrees to indemnify the Buyer as follows:

                  (i) For purposes of this Section 16.1 (b), "Net Working Capital" shall be defined as the difference between the consolidated current assets and current liabilities of the Companies determined on a basis consistent with that used in the projected Net Working Capital calculations submitted to Buyer by the Companies on June 18, 1997, under cover memo to Jan Chason and Donna Coleman from Doug Porter.

                  (ii) To the extent that on the Closing Date the Net Working Capital deficit is equal to or less than ($1,450,000), Seller shall have no indemnity obligation with respect thereto.

                  (iii) To the extent that on the Closing Date the Net Working Capital deficit is greater than ($1,450,000), Seller shall indemnify Buyer to the extent of (i) 50% of the amount by which the Net Working Capital deficit as of the Closing Date is greater than ($1,450,000) but equal to or less than ($1,750,000), and (ii) 100% of the amount by which the Net Working Capital deficit as of the Closing Date is greater than ($1,750,000), provided, however, that any increase in the deficit Net Working Capital caused by any action or inaction requested by or approved by Buyer in writing in its sole discretion shall be excluded for purposes of such indemnity.

              (c) The Seller further agrees to indemnify the Buyer as follows:
Buyer shall consider in good faith for not less than four (4) months following the Closing Date the continuation of the employment by TV of Dennis Spencer; if Buyer, following such good faith consideration, shall determine to cause TV to terminate the employment of Dennis Spencer:

                  (i) Buyer shall cause TV to negotiate in good faith to obtain the least costly settlement agreement with Mr. Spenser possible under the circumstances, and

                  (ii) Seller will indemnify TV to the extent of 50% of any such settlement agreement.

         16.2 Buyer's Claim Against Consideration Stock. If claims with respect to the Seller's indemnification obligations hereunder are brought on or prior to the first anniversary of the Closing Date, the Buyer shall have the right to offset such claims (once acknowledged by or determined adversely against the Seller after all appeals) against (but only against) that 50% portion of the Consideration Stock to which the transfer restrictions set forth in Section 9.9(a) remain effective after the first anniversary of the Closing Date, provided, however, that the Seller may cause the release of such Consideration Stock from any such claim by substituting therefor either a bond in favor of the Buyer or pledging to the Buyer as security for such outstanding claims property of equivalent value reasonably satisfactory to the Buyer.

         16.3 The Buyer's Indemnities. The Buyer hereby agrees to indemnify, defend and hold the Seller and the Companies harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and other professionals' fees and disbursements) asserted against, resulting from, imposed upon or incurred by the Seller or any Company directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto; provided, however, that as a condition precedent hereto, the Seller and/or the Companies shall have delivered written notice of any such claim to Buyer prior to the first anniversary of the Closing Date.

         16.4 Rights. The Buyer and the Seller agree that the rights of indemnification provided in this Article 16 are exclusive of and in addition to any and all other such rights of the Buyer and the Seller hereunder.

         16.5 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months (except for representations and warranties set forth in Section 5.20, which shall survive for a period of twenty-four (24) months) (the "Claims Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect.

         16.6 Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement; (a) the Seller shall have no liability or obligation to the Buyer for breach of (i) any representation or warranty provided in Section 5.20 unless and only to the extent that such breach (or breaches) reduces the value of the Companies, taken as a whole, by in excess of $100,000 in the aggregate, or (ii) any representation, warranty, covenant or agreement of the Seller or the Company made elsewhere in this Agreement unless and to the extent that the aggregate of all claims by the Buyer for such breaches exceed $100,000) in the aggregate; and (b) no party may seek an indemnity claim against another for breach of a representation or warranty contained herein, if the claimant was aware at or prior to the execution and delivery hereof of such breach.

         16.7 Procedures.

              (a) Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. So long as notice is given in accordance with the respective provisos in Sections 16.1 and 16.3, the failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless and to the extent such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. If the Indemnified Party reasonably concludes that it may have defenses or other interests different from or in conflict with those of the Indemnifying Party, it may require the Indemnifying Party to provide for (at the Indemnifying Party's expense) separate counsel for the Indemnified Party, such counsel to be selected by the Indemnified Party, subject to the reasonable approval of the Indemnifying Party. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense at no out-of-pocket cost to itself. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

              (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against such claim or litigation. If both parties shall agree to the terms of any settlement of such claim or litigation, the Indemnifying Party shall promptly pay such settlement in accordance therewith. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                   ARTICLE 17
                               TERMINATION RIGHTS
                               ------------------

         17.1 Termination. This Agreement may be terminated by either the Buyer or the Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

              (a) if, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such material default shall not be cured within ten (10) calendar days of the date of written notice of default served by the party claiming such material default; or

              (b) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

              (c) by the Buyer or the Seller if the conditions precedent to Closing have not been satisfied prior to the final closing date provided for in
Article 3 provided that the party seeking to terminate has compiled with all terms and conditions hereof and is not then in default under this Agreement.

              (d) if the holder of the Foreign Company Shares does not sign an agreement with the Buyer, within ten (10) days of the execution of this Agreement, for the purchase and sale of the Foreign Company Shares as described in Section 9.2 of this Agreement.

              (e) as provided in any Section of this Agreement which specifically provides for termination.

         17.2 Liability. The termination of this Agreement under Section 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         17.3 Limitations on Right to Terminate. Notwithstanding anything to the contrary contained in this Article 17: (a) the Buyer may not terminate this Agreement and recover the Cash Deposit, together with any investment earnings thereon, unless the aggregate reduction in the value of the Companies, taken as a whole, resulting from the breach(es) by the Seller and/or any of the Companies of their respective representations, warranties, covenants or agreements exceeds $400,000 or would otherwise cause a significant diminution in the future business prospects of the Companies, taken as a whole; and (b) if the Buyer is eligible to terminate this Agreement pursuant to Section 17.3(a) but instead chooses to proceed to Closing and to seek indemnity from the Seller for such breach(es) (i) such claims shall be limited to those damages in excess of $100,000 and (ii) the Buyer shall be precluded from seeking damages in excess of $900,000 in the aggregate, regardless of whether such claim is made before or after the Closing Date.

                                   ARTICLE 18
                     PUT AND CALL PROVISIONS AFTER CLOSING
                     -------------------------------------

         18.1 Put Option. Each record holder as of a given date may, at its option, by written notice given to Buyer any time within sixty (60) days immediately following the second anniversary of the Closing Date (the "Put Period"), elect to transfer to the Buyer all of the remaining Consideration Stock held by him, free and clear of any and all Encumbrances, including any restrictions set forth in Section 9.9, at a price per share equal to the quotient of $1,732,500 divided by the number of shares of Consideration Stock (as adjusted for any stock splits, reverse stock splits, stock dividends and the like subsequent to the Closing Date).

         18.2 Put Closing. The closing of any purchase under section 18.1 shall be held at a place and date specified by the Buyer by written notice given to all record holders not more than ten (10) days after any such record holder shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the record holder shall have exercised the option pursuant to Section 18.1. At the closing, (i) the holder of the Consideration Stock who is the subject of the "put" shall deliver to Buyer a certificate or certificates for all the shares of Consideration Stock being transferred, duly endorsed in blank and with all required stock transfer stamps attached, if any, and (ii) Buyer shall pay to the holder the purchase price for such shares. The purchase price shall be payable by wire transfer of immediately available funds to an account specified by the holder(s) by written notice given to Buyer at least two business days before the closing.

         18.3 Call Option. The Buyer (or its assignee) may, at its option, by written notice given to the Seller on a given date, and at any time beginning with the 61st day and ending with the 90th day following the second anniversary of the Closing Date (the "Call Period"), elect to purchase from the Seller or holder up to 50% of the Consideration Stock held by the Seller or holder, free and clear of any and all Encumbrances, including any restrictions set forth in
Section 9.9, at a price per share equal to the quotient of $866,250 divided by the number of shares then equal to 50% of the Consideration Stock (as adjusted for any stock splits, reverse stock splits, stock dividends and the like subsequent to the Closing Date). The Seller shall be prohibited from conveying its allocation of the Consideration Stock after delivery of a notice by Buyer pursuant to this Section.

         18.4 Call Closing. The closing or any purchase under Section 18.3 shall be held at a place and date specified by the Buyer in a written notice given to each of the holders not more than ten (10) days after the Buyer shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the Buyer shall have exercised the option pursuant to Section 18.3. At the closing, (i) the record holder who is the subject of the "call" shall deliver to the Buyer a certificate or certificates for all the Shares of Consideration Stock being transferred, duly endorsed in blank and with all required stock transfer stamps attached, and (ii) the Buyer shall pay the Seller the purchase price for such shares of Consideration Stock in accordance with the amount set forth herein. The purchase price shall be payable by wire transfer of immediately available funds to the account specified by the Seller by written notice given to the Buyer at least two business days before the closing.

         18.5 Call and Put Options Not Exercised. In the event and to the extent that Seller does not exercise the Put Option (as defined above) and the Buyer does not exercise the Call Option, the remaining Consideration Stock shall be free and clear of any restrictions created on such stock by this Agreement, excluding any restrictions that are required under the Securities Laws.

         18.6 Buyer's Default on Put Obligations. In the event that the Buyer defaults on its obligations pursuant to Section 18.1, the Seller may, at his discretion, require the Buyer to issue to the holders of the Stock Consideration, pro rata to their holdings, additional shares of the Buyer's Class A Common Stock to the extent that the net proceeds from the sale thereof, together with the net proceeds from the sale of the Consideration Stock, shall equal $1,732,500 in the aggregate; provided, however, that the Buyer's obligation to issue such additional stock shall be limited to an additional 225,000 shares. In the event that the Seller exercises such option but the net proceeds from such sales do not equal or exceed $1,732,500, the Buyer shall remain liable for the balance.

                                   ARTICLE 19
                                OTHER PROVISIONS
                                ----------------

         19.1 Specific Performance. In the event of a material breach by any party of its respective obligations hereunder (other than the failure of the Buyer to tender the consideration due at Closing) any other party shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance, provided, however, that Seller shall first have ten
(10) days to cure any failure to deliver the Shares after written notice to such effect from the Buyer, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and each party thereby further agrees to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         19.2 Further Assurances. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other parties, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested by any party in order to more effectively consummate the transactions contemplated hereby to vest in such party its rights, including as to the Buyer good and marketable title as to the assets being transferred hereunder. The Buyer shall from time to time, at the request of and without further cost or expense to the Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Seller of any obligations being assumed by the Buyer hereunder.

         19.3 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, except for any assignment by the Buyer to an affiliate of the Buyer in which case the Buyer shall remain fully obligated under this Agreement as an assignor.

         19.4 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements, representations, warranties, and understandings relating to the matters provided for herein, including that certain letter of intent between the Buyer and the Seller dated as of May 16, 1997. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         19.5 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         19.6 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any otherwise applicable principles of conflicts of law or choice of law.

         19.7 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Seller, by notifying the Buyer, and in the case of the Buyer, by notifying the Seller:

    To the Companies:                            ProServ, Inc.
                                                 1101 Wilson Boulevard,
                                                   19th Floor
                                                 Arlington, VA 22209
                                                 Attn: Chief Executive Officer
                                                 Fax No.  (703) 276-3088


                                                 ProServ Television, Inc.
                                                 1101 Wilson Boulevard,
                                                   19th Floor
                                                 Arlington, VA 22209
                                                 Attn: Chief Executive Officer
                                                 Fax No.  (703) 276-3088




    With a Copy (not constituting notice) to:



    To the Seller:                               Donald L. Dell
                                                 12200 Stoney Creek Rd.
                                                 Potomac, Maryland 20854
                                                 Fax No. (301) 963-6719

    With a Copy (not constituting notice) to:    Jerry L. Shulman
                                                 Williams & Connolly
                                                 725 Twelfth Street, N.W.
                                                 Washington, D.C. 20005
                                                 Fax No. (202) 434-5029


    To the Buyer:                                The Marquee Group, Inc.
                                                 888 7th Avenue
                                                 New York, NY 10019
                                                 Attn: Robert Gutkowski
                                                 Fax No. (212) 977-4625

    With a Copy (not constituting notice) to:    Howard J. Tytel
                                                 The Sillerman Companies
                                                 150 East 58th Street
                                                 New York, NY 10155
                                                 Fax No. (212) 753-3188

         19.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. It shall not be necessary when making proof of this Agreement to account for more than one such counterpart.

         19.9 Alternate Dispute Resolution.

              (a) In the event of any dispute, controversy or claim between the Buyer, the Seller, and/or the Companies arising out of or relating to this Agreement, the Seller and representatives of the Buyer shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, they shall proceed as set forth below.

              (b) First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, including without limitation choosing one or more third party arbitrators; and (ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the parties shall enter into binding arbitration as set forth below.

              (c) All disputes among the parties arising out of or relating to this Agreement that are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C.
Section 1 et seq. All disputes as to whether any dispute is subject to arbitration shall also be settled by binding arbitration. Either party may commence arbitration proceedings at any time following the fifth (5th) day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

              (d) Any arbitration shall be conducted in the Washington, D.C. metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree, by a three-person panel acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures, then in effect of the American Arbitration Association. Any three person arbitration panel shall consist of one arbitrator selected by each disputing party and one arbitrator selected by the first two arbitrators. The presentation of evidence shall be governed by the Federal Rules of Evidence. Discovery shall be controlled by the arbitrator/panel.

              (e) Any arbitration award made shall:

                  (i) set forth the arbitrator/ panel's findings of fact and conclusions of law and afford any such remedy as is within the scope of the Agreement;

                  (ii) be made on an expedited basis to the extent feasible;

                  (iii) be final and binding upon the parties and may be entered for enforcement in any court of competent jurisdiction.; and

                  (iv) include as part of the arbitrator's/panel's determination the responsibility among the parties for payment of the arbitrator's/panel's fees and expenses, and the prevailing party on any issue in any arbitration shall be entitled to recover from the other party all fees and expenses (including without limitation reasonable attorneys' and other professionals' fees and disbursements) incurred in pursuing such issue if the arbitrator/panel, in its discretion, determines that such an award is warranted.

              (f) Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and affiliates to, and will request each participant in any ADR mechanism and each arbitrator
to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

              (g) This Section 19.9 shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award.

         19.10 Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

         19.11 Interpretation. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. For all purposes of this Agreement, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof", and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term "include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

                        [SIGNATURES APPEAR ON NEXT PAGE]

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       Companies:
                                       ----------

                                       PROSERV, INC.


                                       By: /s/Donald L. Dell
                                          --------------------------------
                                          Name: Donald L. Dell
                                          Title:   Chairman & CEO


                                       PROSERV TELEVISION, INC.


                                       By: /s/ Donald L. Dell
                                          --------------------------------
                                          Name: Donald L. Dell
                                          Title:  Chairman & CEO


                                       SELLER:
                                       -------

                                                /s/Donald L. Dell
                                       -----------------------------------
                                                Donald L. Dell


                                       BUYER:
                                       ------

                                       THE MARQUEE GROUP, INC.


                                       By: /s/ Robert F.X. Sillerman
                                          --------------------------------
                                          Name:  Robert F.X. Sillerman
                                          Title:    Chairman